                                  EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT
                                 (DR. XIN CHENG)


         AGREEMENT, dated as of March 3, 2000, between Sorrento Networks, Inc., a California Corporation (the "Company"), having a principal place of business at 9990 Mesa Rim Road, San Diego, California 92121, and Xin Cheng, Ph.D. (the "Employee"), having an address as __________________________________________.


                               W I T N E S S E T H

         WHEREAS, the Employee possesses substantial knowledge with respect to the industry in which the Company conducts its business by reason of his employment and may acquire further knowledge of such business by reason of his employment as hereinafter provided; and

         WHEREAS, the Company desires to procure the services of the Employee, and to secure the Employee's agreement not to compete and to treat as confidential and as the property of the Company certain information gained in the course of the Employee's employment by the Company both before and after the effective date of this Agreement, as the case may be, and the Employee is willing to continue in the employment of and to so agree with the Company, all upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual promises contained herein, the Company and the Employee agree as follows:

         1. Employment. The Company agrees to employ the Employee, and the Employee accepts the employment, on the terms and conditions hereinafter set forth. During the term of employment hereunder, the Employee shall serve in such capacity as may from time to time be determined by or pursuant to authority granted by the Board of Directors of the Company, and during such term of employment, the Employee shall devote his best efforts, knowledge and skill and his full time to the Company's business and affairs. Subject to the authority of the Board of Directors of the Company, the Company will employ the Employee in the capacity of Chairman and Chief Executive Officer.

         2. Term of Employment; Termination.

            2.1. The Employee agrees to work for the Company for a period of twenty-four (24) months commencing on the date of this Agreement. However, the Company may terminate the Employee's employment at any time, for any reason (or no reason), and with or Without Cause, by providing the Employee with seven (7) days' written notice. If employment continues following the end of the two
(2)-year term of this Agreement (the "Term"), it will continue on an "at-will" basis, which means that either the Employee or the Company may terminate the Employee's employment at any time, for any reason (or no reason), and with or Without Cause, by providing the other party with seven (7) days' written notice.

            2.2. If the Company terminates the Employee's employment Without Cause, or if the Employee resigns his employment for Good Reason, prior to the end of the Term, the Employee, or his legal representatives, as the case may be, shall receive: (i) all salary earned by the Employee through the last day of his employment; (ii) continuation of the Employee's base salary for a period of two
(2) years after the date of the termination of the Employee's employment; and
(iii) immediate vesting of all outstanding shares of the Employee's Company stock options, notwithstanding anything to the contrary in the agreement(s) granting such options. However, if: (i) the Employee resigns at any time Without Good Reason; (ii) the Company terminates the Employee's employment for Cause prior to the end of the Term; or (iii) the Company terminates the Employee's employment for any reason, with or Without Cause, or if the Employee resigns with or Without Good Reason, after the end of the Term, the Employee will only be entitled to all salary earned by him through the last day of his employment.

         For purposes of this Agreement "Cause" shall mean a good faith determination by the Board of Directors of the Company, following a reasonable factual investigation, of the occurrence of any one or more of the following events or circumstances, provided however, such event or circumstance will not constitute Cause unless Employee has failed to cure such event or circumstance within 30 days after receipt by Employee of written notice thereof: (i) Employee willfully engages in wrongful conduct that results in material damage to the Company; (ii) any willful and material failure to perform Employee's duties hereunder; (iii) Employee is convicted of a felony, including a plea of no contest, (iv) employee engages in fraud or one or more acts of dishonesty which materially damages the Company; or (v) Employee materially breaches this Agreement or the Proprietary Information and Invention Agreement, which material breach results in serious damage to the Company. No act or failure to act on Employee's part shall be deemed "willful" unless it is done, or omitted to be done, by Employee not in good faith and such that a reasonable person would believe that the act, or failure to act, was not in the best interests of the Company.

         For purposes under this Agreement, "Good Reason" for Employee's resignation will exist if Employee resigns within sixty days of any of the following: (i) any reduction in his base salary or bonus, if any; (ii) any material reduction in his benefits; (iii) a change in Employee's position with the Company or a successor company which materially reduces Employee's duties or level of responsibility; or (iv) any requirement that Employee's relocate his place of employment by more than thirty-five (35) miles from his then current office, provided such reduction, change or relocation is effected by the Company without his written consent. A resignation by Employee under any other circumstances or for any other reasons will be a resignation "Without Good Reason."

            2.3. This Agreement shall automatically terminate in the event of the Employee's death or Permanent Disability. "Permanent Disability" is defined as physical or mental incapacity rendering the Employee unable to perform substantially all of his duties for a period of at least four (4) consecutive months or an aggregate of at least six (6) months over any twelve (12) month period.

            2.4 Upon execution of this Agreement, any options to acquire common stock of Osicom Technologies, Inc. ("Osicom") held by the Employee shall vest immediately.

         3. Compensation.

            3.1. SALARY. As full compensation for the services to be rendered by the Employee hereunder and as consideration for the observance of the provisions of Section 4 hereof, the Company shall pay the Employee, and the Employee shall accept, a salary at the rate of Two Hundred and Fifty Thousand Dollars ($250,000.00) per annum. Such salary shall be payable not less frequently than once a month. In the event that the Employee's employment shall be terminated by death or Permanent Disability, the Employee, or his legal representatives, as the case may be, shall receive: (i) all salary earned by the Employee through the last day of his employment; (ii) a lump sum severance payment equal to two
(2) years of his base salary; and (iii) immediate vesting of all outstanding shares of the Employee's Company stock options, notwithstanding anything to the contrary in the agreement(s) granting such options.

            3.2. BENEFITS. Participation in group life, medical, pension, profit sharing and other employee benefit plans (collectively hereinafter referred to as "Fringe Benefit Plans"), and other provisions of the Employee's employment not herein specifically provided for shall be consistent with that provided to senior executives of Osicom Technologies, Inc., a New Jersey corporation ("Osicom") for so long as the Company is a subsidiary of Osicom, and thereafter his benefits shall be consistent with those provided to the Company's senior executives.

            3.3. BONUS. In the event that the Employee shall remain employed by the Company for the entire Term, the Company shall pay to the Employee a bonus equal to two (2) years of his base salary at the rate then in effect.

            3.4. STOCK OPTIONS.

                 3.4.1. Option Grant. The Company has granted Employee an option to purchase 5,000,000 shares of the Company's common stock. The per share exercise price of the option is Five Dollars and Forty-Five Cents ($5.45) per share. The term of such option is 10 years, subject to earlier expiration in the event of the termination of Employee's employment. Such option is immediately exercisable, but the purchased shares shall be subject to repurchase by the Company at the exercise price paid per share in the event that Employee's employment terminates prior to vesting in the shares. The Employee shall vest, and the Company's repurchase right shall accordingly lapse, in the option shares in two successive equal annual installments upon completion of each year of service measured over the two-year period from February 1, 2000, the vesting commencement date for such option.

                 3.4.2. Exercise of Option. The option grant made pursuant to
Section 3.4.1 above is subject to the Company's standard form of Stock Option Agreement (together with Notice of Grant), a copy of which is attached hereto as an exhibit, and which notice must be executed as a condition of the grant. Employee shall have the right to exercise his option while he remains employed by the Company by delivering a full recourse promissory note secured by a pledge of the shares purchased thereunder. If required under the laws of the Company's state of incorporation, Employee shall pay cash for the par value of the exercised option shares. Interest on the promissory note shall accrue at a rate no less than the minimum applicable federal rate under the Internal Revenue Code to avoid imputed income. The principal balance and interest shall be due in full on the earlier of (a) the fourth anniversary of the date the promissory note is executed or (b) six (6) months after the termination of Employee's employment, whichever first occurs. The note shall be subject to such other terms and conditions as may be agreed to by the Company and Employee. The principal balance of the note shall not exceed the aggregate option price payable for the purchased shares.

                 3.4.3. Registration of Shares. The Company will take all reasonable steps at its sole cost and expense to register on Form S-8 Employee's stock if acquired via exercise after an initial public offering so that Employee can sell any vested shares of stock if he so chooses following the expiration of any applicable lock-up period. Nothing herein will be interpreted as requiring the Company to breach any rights regarding the registration of securities under the Securities Act of 1933.

            3.5. EFFECT OF CHANGE IN CONTROL.

                 3.5.1 If a "Change in Control" takes place during the Term of this Agreement, the option shall automatically accelerate and immediately vest in full, whether or not the option is assumed as a result of the Change in Control and, notwithstanding anything to the contrary in the agreements granting such option. In addition, any repurchase rights attributable to shares underlying exercised options will lapse.

                 3.5.2 In the event that the acceleration of the vesting provided for and benefits otherwise payable to Employee under this Agreement constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, (the "Code"), or any comparable successor provision, and (ii) but for this section would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provision (the "Excise Tax"), then Employee's benefits hereunder shall be either

                 (i) provided to Employee in full, or

                 (ii) provided to Employee as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Employee, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and Employee otherwise agree in writing, any determination required under this section shall be made in writing in good faith by the accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control (the "Accountants"). In the event of a reduction of benefits hereunder, benefits payable in cash shall be reduced first. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section.

         The Accountants shall perform the foregoing calculations. If the accounting firm so engaged by the Company is also serving as accountant or auditor for the individual, entity or group which will control the Company upon the occurrence of a Change in Control under Section 3.6, the Company shall appoint a nationally recognized accounting firm other than the accounting firm engaged by the Company for general audit purposes to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

         The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Employee within thirty (30) calendar days after the date on which the parachute payments are due to be paid to the Employee. If the accounting firm determines that no Excise Tax is payable with respect to a parachute payment, it shall furnish the Company and Employee with an opinion reasonably acceptable to the Employee that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the Employee.

            3.6. "CHANGE IN CONTROL." As used in this Agreement, "Change in Control" shall mean (a) a merger or consolidation in which securities possessing at least fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction (other than a transfer of voting power resulting from Osicom Technologies, Inc.'s distribution of shares of the Company's stock to its shareholders), or (b) the sale, transfer or other disposition of all or substantially all of the Company's assets in complete liquidation or dissolution of the Company. For purposes of this Agreement, Change in Control includes the merger of the Company with or into Osicom Technologies, Inc., or any affiliate of Osicom Technologies, Inc.

         4. NO SOLICITATIONS. The Employee agrees that for a period of one (1) year following the termination of the Employee's employment for any reason, the Employee shall not directly or indirectly, personally or through others, solicit or attempt to solicit (on the Employee's behalf or on behalf of any other person or entity) for hire any employee or consultant of the Company.

         5. CORPORATE OPPORTUNITIES. The Employee agrees that during his employment hereunder he will not take any action which might divert from the Company or any subsidiary or affiliate of the Company any opportunity which would be within the scope of any of the present or future businesses thereof.

         6. NONDISCLOSURE OF CONFIDENTIAL INFORMATION; NONCOMPETITION.

            6.1. The Employee shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company or any of its affiliates, except when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Employee to divulge, disclose or make accessible such information. For purposes of this Agreement, "Confidential Information" shall mean non-public information concerning the financial data, strategic business plans, product development, proprietary product data, customer lists, technology (whether or not patented or copyrighted), marketing plans and other non-public, proprietary and confidential information of the Company and its affiliates and customers that, in any case, is not otherwise available to the public.

            6.2. Given the Employee's role in the Company, during the period of the Employee's employment, whether pursuant to this Agreement or otherwise, the Employee agrees that, without the prior written consent of the Company, he will not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in, or have any financial interest in any business in the United States which is in competition with the business of the Company or any of its subsidiaries or affiliates; provided that the foregoing shall not prevent the Employee from being a stockholder of less than five percent (5%) of the issued and outstanding securities of any class of a corporation listed on a national securities exchange or designated as national market system securities on an interdealer quotation system by the National Association of Securities Dealers, Inc.

            6.3. The Employee and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to modify such provision or provisions of this covenant to the extent the court determines such restraint is not reasonable and to enforce the covenant as so amended.

            6.4. The Employee and the Company agree that any breach of the covenants contained in this Section 6 would irreparably injure the Employee or the Company. Accordingly, the Employee and the Company mutually agree that either party may, in addition to pursuing any other remedies it may have in law or in equity, obtain an injunction against the other from any court having jurisdiction over the matter restraining any violation of Section 6 this Agreement by either party.

            6.5 As a condition of employment, employee will execute the Company's standard Proprietary Information and Invention Agreement, a copy of which is attached.

         7. SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the Company and their respective successors and assigns by merger, consolidation, transfer of business and properties or otherwise, and upon the Employee and his heirs and legal representatives.

         8. ARBITRATION. Any disputes or claims arising out of or concerning this Agreement or under any applicable statutes, including those relating to the Employee's employment or termination thereof, shall be settled by arbitration in San Diego County, California, in accordance with the rules of the American Arbitration Association, except as modified by this Agreement. The arbitrator will have authority in his or her discretion to grant injunctive relief, award specific performance and impose sanctions upon any party to any such arbitration. The arbitrator's decision shall be final and binding on both parties. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. In recognition of the fact that resolution of any disputes or claims in the courts is rarely timely or cost effective for either party, the Company and the Employee enter this mutual agreement to arbitrate in order to gain the benefits of a speedy, impartial and cost-effective dispute resolution procedure.

            (a) The prevailing party may recover from the other party costs for fees and expenses of the arbitrator and attorney fees and costs incurred in such amount as the arbitrator or the court in such judicial action, as the case may be, may determine to be reasonable and appropriate under the circumstances.

            (b) Any decision of an arbitrator under this provision shall be in writing, signed by the arbitrator, and shall contain a statement regarding the reasons for the disposition of any claim.

            (c) In a contractual claim under this Agreement, the arbitrator shall have no authority to add, delete or modify any term of this Agreement.

         9. NOTICES. All notices hereunder shall be in writing, sent by overnight courier, providing written proof of delivery, or registered or certified mail, return receipt requested, to the address first set forth above, or to such address as a party may indicate by like notice.

         10. MISCELLANEOUS. Except as expressly provided herein, this Agreement contains the entire agreement between the parties relating to the subject matter hereof. Neither this Agreement nor any term hereof may be modified, amended, waived, discharged or terminated except by a written instrument executed by the party against which enforcement of such modification, amendment, waiver, discharge or termination is sought. Any agreement or understanding, written or otherwise, prior to the effective date of this Agreement between the Employee and the Company relating to the employment of the Employee is hereby terminated and discharged. This Agreement supersedes any agreement Employee may have with Osicom Technologies, Inc., solely with respect to Employee's shares of stock in the Company. California law shall govern the execution, delivery and performance of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

                                        /s/ Xin Cheng
                                        -------------
                                        Xin Cheng, Ph.D.
                                        Employee

                                        SORRENTO NETWORKS, INC.

                                        By:
                                           ------------------------------